VILKI & Co.

CHARTERED ACCOUNTANTS

PCAOB· ID: 7424· UG 1&2 Luxor Palace, B/s Gandhi Smruti Bhavan, Nanpura, Surat, Gujarat, India

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

We consent to the use, in the registration statement on Form S-1, of Londonla Inc, of our report dated June 18, 2026 on our audit of the financial stajtements of Londonla Inc. as of May 31, 2026, and the related statements of operations, stockholders’ equity (deficit) and cash flows from inception March 25, 2026 through May 31, 2026, and the reference to us under the caption “Experts.”

VILKI & Co (7242)

Place: Surat, India

July 16, 2026

Head Office: UG 1 & 2 Luxor Palace, Beside Gandhi Smruti Bhavan, Nanpura, Surat, Gujarat, India – 395001	Mumbai Branch: C - 20, G Block Rd, G Block BKC, Bandra Kurla Complex, Bandra East, Mumbai, Maharashtra 400051	Contact: O: +91 63590 06925 P: +91 81550 55500 E: yash@vilki.co info@vilki.co